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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



July 25, 2000


UTI Energy Corp.
16800 Greenspoint Park Drive, Suite 225N
Houston, Texas 77060

Gentlemen:

         We have acted as counsel for UTI Energy Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,150,000 shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock") to be offered by Remy Capital Partners III, L.P., and options (the "Options") to purchase 78,000 shares (the "Option Shares") of Common Stock, as set forth in certain stock option agreements (the "Stock Option Agreements") entered into by the Company and Remy Investors and Consultants Incorporated and Kenneth N. Berns (the "Option Holders") to be offered by the Option Holders and the registration of the Option Shares and preferred stock purchase rights which will be traded with and represented by the certificates for the Shares and the Option Shares.

         In connection therewith, we have examined the Company's Registration Statement on Form S-3 covering the Shares, the Options, the Option Shares and the preferred stock purchase rights (the "Registration Statement") filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to our satisfaction of the Restated Certificate of Incorporation of the Company, the By-laws of the Company, as amended, the corporate proceedings with respect to the offering of the Shares, the Options, the Option Shares and the preferred stock purchase rights and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares, the Options, the Option Shares and the preferred stock purchase rights related to the Shares and the Option Shares have been duly and validly authorized, the Options and the Stock Option Agreements are valid and binding agreements of the Company, the Shares have been duly and validly issued and are outstanding and fully paid and



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nonassessable, and the Option Shares, when issued in accordance with the terms of the Stock Option Agreements, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                             Very truly yours,



                                             Fulbright & Jaworski L.L.P.